Exhibit 10. 1

AMENDED AND RESTATED GRANT OF PERFORMANCE BASED AWARDS
PURSUANT TO THE
R1 RCM INC.
SECOND AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN

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Participant:        Joseph Flanagan
Grant Date:        December 20, 2017
Number of PBRSUs:    737,604
Measurement Date:     December 31, 2020 (the “Non-COC Measurement Date”)
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THIS AMENDED AND RESTATED GRANT OF PERFORMANCE BASED AWARDS (this “Agreement”), effective as of the Grant Date specified above, is entered into by and between R1 RCM Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the R1 RCM Inc. Second Amended and Restated 2010 Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”), as administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“PBRSUs”) provided herein to the Participant;
WHEREAS, the number of shares of Common Stock available for issuance under the Plan are, as of the Grant Date, deemed by the Committee to be insufficient to allow the award of PBRSUs contemplated by this Agreement;
WHEREAS, capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to them in the Plan;
WHEREAS, the Company and the Participant previously entered into a Grant of Performance Based Awards Pursuant to the R1 RCM Inc. Second Amended and Restated 2010 Stock Incentive Plan dated as of December 20, 2017 (the “Prior Agreement”); and
WHEREAS, the Prior Agreement contained an inadvertent error in the number of Granted PBRSUs (as defined below) granted to the Participant, and the Company and the Participant now desire to amend and restate the Prior Agreement in its entirety as set forth herein to correct such error.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto hereby mutually covenant and agree as follows:
1.Grant of Restricted Stock Units. In consideration of services rendered and to be rendered to the Company by the Participant, the Company hereby grants to the Participant, upon the terms and subject to the conditions set forth in this Agreement and in the Plan, an award consisting of the number of PBRSUs specified above (the “Granted PBRSUs”), provided that:

(a)    in the event that the Granted PBRSUs vest and are settled in shares of Common Stock under the Plan, the actual number of shares of Common Stock to be issued (the “PBRSU Shares”) shall not exceed the maximum number of shares derived from the table in Section 2(b)(ii) below (the “Maximum Shares”);
(b)    issuance of the PBRSU Shares, or payment of Cash Payments (defined below), if applicable pursuant to the occurrence of a Shortfall Event (defined below), in respect of the Granted PBRSUs pursuant to Section 3, is contingent upon satisfaction of the vesting conditions described in Section 2;
(c)    the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the equity of the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the Granted PBRSUs, except as otherwise specifically provided for in the Plan or this Agreement;
(d)    the Committee may, in its sole discretion, make adjustments or take other equitable actions to remediate any dilutive effect resulting from any strategic transaction, including in connection with any Change of Control; and
(e)    the Granted PBRSUs are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and this Agreement shall be construed and interpreted consistent with such intent.
2.    Vesting.
(a)    For purposes of this Section 2, the following terms have the following meanings:
(i)    “Affiliate” means, with respect to any Person as of any time of determination, any entity controlling or controlled by or under common control with such Person as of such time the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent of the equity or beneficial interest of such entity, and any other entity with respect to which such Person as of such time has significant management or operational responsibility (even though such Person may own less than fifty percent of the equity of such entity).
(ii)    “Ascension” means, collectively, Ascension Health Alliance and any Affiliate of Ascension Health Alliance.
(iii)    “Average Per Share Price” means (x) in the case of a Performance Measurement Date that occurs on the Non-COC Measurement Date, the average closing per share price of Common Stock during the sixty-day period prior to the Non-COC Measurement Date and (y) in the case of a Performance Measurement Date that occurs as result of a Change of Control, the sum of (1) the price per share of Common Stock paid by an acquiror in connection with such Change of Control, or if the consideration is in a form other than cash, the average per share closing price of the Common Stock over the five day period prior to the consummation of the Change of Control, plus, (2) (A) the aggregate amount of any management or transaction-related fees (excluding expense reimbursements) paid to TowerBrook (as defined herein) or Ascension (as defined herein) in connection with such Change of Control (other than any transaction-related payment made to Ascension with respect to any customer agreement with the Company or any of its subsidiaries), divided by (B) the number of shares of Common Stock outstanding as of the date of such Change of Control (on a fully-diluted basis and assuming the vesting of all outstanding equity awards as of the date of such Change of Control). If the actual Average Per Share Price is at least $4.00 and between the applicable levels set forth in Section 2(b), then the percentage at which the Performance-Based Condition is satisfied shall be determined on a pro-rata basis using straight-line interpolation, provided that, notwithstanding the foregoing, in the event the Average Per Share Price in connection with a Change of Control is between the threshold and target vesting levels indicated in Section 2(b), the percentage for which the Performance-Based Condition is satisfied will be 100%; provided, further, that the maximum number of Granted PBRSUs that satisfy the Performance-Based Condition shall not exceed the Maximum Shares. For the sake of clarity and avoidance of doubt, no Granted PBRSUs shall become vested if, as of the applicable Performance Measurement Date, the actual Average Per Share Price is less than the threshold level of performance.
(iv)    “Cause” means (A) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (B) in carrying out the Participant’s duties to the Company, the Participant’s engagement in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) the Participant’s willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company, and such breach results in material economic or reputational harm to the Company; (D) the Participant’s repeated refusal, or failure to undertake good faith efforts, to perform the Participant’s material duties and responsibilities as an officer or employee for the Company; or (E) the Participant’s engagement in willful misconduct resulting in or intended to result in direct personal gain to the Participant at the Company’s expense.
(v)    “Change of Control” means (i) the consummation of any consolidation or merger of the Company with any Third Party Purchaser where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company to a Third Party Purchaser, (iii) any sale of a majority of the voting shares of the Company to a Third Party Purchaser, (iv) the consummation of a Take Private Change of Control or (v) any liquidation or dissolution of the Company. Notwithstanding the foregoing, other than with respect to a Take Private Change of Control, a “Change of Control” shall not be deemed to have occurred if the event constituting such “Change of Control” is not (x) a change in the ownership of the corporation, (y) a change in effective control of the corporation, or (z) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Code, and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company.

(vi)    “Disability” means the Participant’s inability, due to physical or mental incapacity, to perform the essential functions of the Participant’s job, for one hundred eighty (180) days out of any 365-day period.
(vii)    “Good Reason” means the occurrence of any of the following events, without the Participant’s express written consent, unless such event is fully corrected in all material respects by the Company within 30 days following the Participant’s written notice to the Company of the occurrence of such event: (A) material diminution in the Participant’s duties, authorities or responsibilities, including, without limitation, any change to the Company’s reporting structure that would require the Participant to report directly to a role other than the role the Participant reports to on the Grant Date (other than temporarily while physically or mentally incapacitated or as required by applicable law), (B) any relocation of the Participant’s principal office, or principal place of employment, to a location that is more than 40 miles from the Participant’s principal place of employment as of the Grant Date; or (C) any material breach by the Company of its material obligations under that certain offer letter by and between the Participant and Accretive Health, Inc. dated April 27, 2013, as amended on April 29, 2014. The Participant must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above. Otherwise, the Participant will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason”.
(viii)    “PBRSU-Related Holdings” means, collectively, PBRSU Shares and any Take Private Change of Control Consideration or Cash Payments (as defined below).
(ix)     “Person” shall mean any individual, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (A) the Company and any of its subsidiaries, (B) any employee stock ownership or other employee benefit plan maintained by the Company, and (C) an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof.
(x)    “Take Private Change of Control” shall mean the consummation of any transaction or series of transactions following which no shares of the Company (or of its ultimate parent corporation) are listed on the New York Stock Exchange or the NASDAQ, on any other United States stock exchange, or are otherwise listed on a public trading market (including the OTC Markets Group, Inc.).
(xi)    “Take Private Change of Control Consideration” means consideration, other than PBRSU Shares in respect of the Granted PBRSUs, including Cash Payments, received by Participant in connection with the consummation of a Take Private Change of Control (including, without limitation, cash or equity securities of the successor to the Company or any direct or indirect parent entity of the Company).
(xii)    “Third Party Purchaser” shall mean any Person or group of Persons, none of whom is, immediately prior to the subject transaction, TowerBrook, Ascension, a TB/AS Co-Investment Vehicle or any Affiliate thereof.
(xiii)    “TowerBrook” means TowerBrook Capital Partners L.P. and any Affiliate of TowerBrook Capital Partners L.P., including, for this purpose, TowerBrook Investors IV

(Onshore), L.P., TowerBrook Investors IV (892), L.P., TowerBrook Investors IV (OS), L.P., TowerBrook Investors IV Executive Fund, L.P., TowerBrook Investors IV Team Daybreak, L.P. and any other investment fund managed or advised, directly or indirectly, by TowerBrook Capital Partners L.P. or any of its Affiliates, and any Affiliate of any such fund; provided that, for purposes of this definition, the Company shall not be deemed an Affiliate of TowerBrook.
(b)    The Granted PBRSUs shall be subject to both a time-based vesting condition (the “Time-Based Condition”) and a performance-based vesting condition (the “Performance-Based Condition”), as described herein. Except as expressly provided herein, none of the Granted PBRSUs (or any portion thereof) shall be “vested” for purposes of this Agreement unless and until both the Time-Based Condition and the Performance-Based Condition for such Granted PBRSUs are satisfied. The number of Granted PBRSUs that are “vested” for purposes of this Agreement at any time (which, for the sake of clarity and avoidance of doubt, may be greater than the number of PBRSUs specified above as having been granted on the Grant Date) shall equal the product of (i) the number of the Granted PBRSUs that have satisfied the Time-Based Condition and (ii) the percentage level at which the Performance-Based Condition has been satisfied.
(i)    The Time-Based Condition for the Granted PBRSUs shall be satisfied on the earlier of (A) the Non-COC Measurement Date (defined above) and (B) the effective date of a Change of Control (the earlier of (A) and (B), the “Performance Measurement Date”), subject to the Participant not having ceased to perform services to the Company for any reason or no reason, with or without Cause, prior to the Performance Measurement Date. Notwithstanding the foregoing, in the event that the Participant’s employment with the Company is terminated (x) by the Company due to a termination without Cause, (y) due to the Participant’s death or by the Company due to the Participant’s Disability or (z) by the Participant for Good Reason (each, a “Qualifying Termination”), the Time-Based Condition for the Granted PBRSUs shall be satisfied with respect to a pro-rata portion of the Granted PBRSUs upon the occurrence of the Performance Measurement Date, with such pro-rata portion determined by multiplying the number of Granted PBRSUs that would have vested on the Performance Measurement Date based on actual achievement of the Performance-Based Condition had the Participant continued to perform services to the Company through the Performance Measurement Date, by a fraction, (A) the numerator of which is the number of days the Participant performed services to the Company following May 26, 2016 through the date of the Qualifying Termination and (B) the denominator of which is 1,651; provided, however, if a Change of Control occurs within 180 days following a Qualifying Termination of the type described in clause (x) or (z) of the definition thereof, then the Time-Based Condition will be deemed to be fully satisfied with respect to all of the Granted PBRSUs (and not a pro-rata portion thereof) as of the date of such Change of Control.
(ii)    The percentage level at which the Performance-Based Condition shall be satisfied shall be based upon the level at which the performance goal is satisfied, as determined pursuant to the table below. With respect to the dollar values set forth in the table below in the column labeled “Average Per Share Price,” such values will be adjusted proportionately by the Committee for any increase in the outstanding shares of Common Stock after the Grant Date due to any stock split, sub-division or similar event and for any decrease in the outstanding shares of Common Stock after the Grant Date due to any consolidation, combination, reverse stock split, reclassification or similar event.

Level of Performance	Average Per Share Price	Percentage for which the Performance-Based Condition is Satisfied
Below Threshold	<$4.00	0%
Threshold	$4.00	50%
Target	$5.00	100%
Above Target	$7.00	250%
Maximum	$9.00 or higher	350%

(c)    Forfeiture.
(i)    In the event that the Participant ceases to perform services to the Company for any reason or no reason, other than due to a Qualifying Termination, then all of the Granted PBRSUs that are unvested, after giving effect to any pro-rated vesting attributable to a Qualifying Termination, as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation, and the Participant shall have no further rights with respect to any Granted PBRSUs that are so forfeited (or any cash consideration or other compensation with respect to such forfeited Granted PBRSUs);
(ii)    If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service to such subsidiary.
(iii)    Any Granted PBRSUs that do not become fully vested as of the Performance Measurement Date shall expire immediately following the date that the Committee determines the level at which the Performance-Based Condition is satisfied.
3.    Delivery of Shares; Cash Settlement Provisions.
(a)    Provided that the Committee has made the determination, in its sole discretion, that shares available for issuance under the Plan are sufficient to allow for the settlement of the Granted PBRSUs in shares of Common Stock, up to and including the Maximum Shares (a “Grant Award Determination”), upon the satisfaction of both the Time-Based Condition and the Performance-Based Condition with respect to any Granted PBRSUs, the Participant shall, subject to Section 10(a), receive the number of shares of Common Stock that correspond to the number of such vested Granted PBRSUs, which shall be delivered within two and one-half months following the end of the calendar year in which or with respect to which both such vesting conditions were satisfied.
(b)    Notwithstanding the foregoing, if by the earliest of the effective date of a Change of Control, the effective date of a Qualifying Termination and the occurrence of the Non-COC Measurement Date, (i) the Participant has not forfeited rights under this Agreement as provided in Section 2(c), and (ii) a Grant Award Determination has not occurred (a “Shortfall Event”), then in lieu of the issuance of Granted PBRSUs and in settlement of the award contemplated by this

Agreement, the Company shall pay the Participant an amount equal to the cash value of the underlying shares of Common Stock that would have been issued to the Participant under Section 3(a) of this Agreement but for the occurrence of the Shortfall Event (the “Cash Payments”).
4.    Restrictions on Transfer of Granted PBRSUs. No portion of the Granted PBRSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Granted PBRSUs as provided herein, except that the Participant may transfer or assign such unvested Granted PBRSUs: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Granted PBRSUs shall remain subject to this Agreement (including without limitation the vesting and forfeiture provisions set forth in Section 2 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation) (collectively, the “Transfer Restrictions”). The Company shall not be required (i) to transfer on its books any of the Granted PBRSUs which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Granted PBRSUs or to pay dividends to any transferee to whom such Granted PBRSUs have been transferred in violation of any of the provisions of this Agreement.
5.    Restrictions on Transfer of PBRSU Shares and Take Private Change of Control Consideration.
(a)    For purposes of this Section 5, the following terms have the following meanings:
(i)    “Affiliate Transferee” means (i) in the case of any Transfer by Ascension, any transferee that is an Affiliate of Ascension Health Alliance and (ii) in the case of any Transfer by TowerBrook, any transferee that is an Affiliate of TowerBrook Capital Partners L.P., including, for this purpose, any investment fund managed or advised, directly or indirectly, by TowerBrook and any Affiliate of any such fund; provided that, for purposes of this definition, the Company shall not be deemed an Affiliate of Ascension or TowerBrook.
(ii)    “Applicable TB/AS Sell-Down Percentage” means, as of any date of determination: (A) if, as of such date of determination, Ascension has Transferred (other than to Affiliate Transferees, Customer Transferees or TowerBrook) 50% or more of the Ascension R1 Ownership Interests, then the percentage equal to the greater of (x) 50% and (y) the percentage of TowerBrook R1 Ownership Interests that have been Transferred (other than to Affiliate Transferees and Customer Transferees) by TowerBrook as of such date of determination; and (B) if, as of such date of determination, Ascension has Transferred (other than to Affiliate Transferees, Customer Transferees or TowerBrook) less than 50% of the Ascension R1 Ownership Interests, then the percentage equal to the greater of (x) the percentage so Transferred by Ascension as of such date of determination and (y) the percentage of the TowerBrook R1 Ownership Interests that have been Transferred (other than to Affiliate Transferees or Customer Transferees) by TowerBrook as of such date of determination. For purposes of computing the percentage of R1 Ownership Interests that have been Transferred by Ascension or TowerBrook as of any date of determination, (1) the number of R1 Ownership Interests that have been Transferred by Ascension or TowerBrook (other than to Affiliate Transferees or Customer Transferees and, in the case of Ascension, other than to TowerBrook) shall be compared to the aggregate number (without duplication) of R1 Ownership Interests acquired by Ascension or TowerBrook, as applicable, during the period beginning on December 7, 2016 and ending on the date of determination less any R1 Ownership Interests that have been transferred by Ascension or TowerBrook, as applicable, to any Customer Transferee and less, in the case of Ascension, any R1 Ownership Interests that have been Transferred to TowerBrook; and (2) if TowerBrook or Ascension is issued any Exchange Securities (as defined below), including, without limitation, in connection with a Take Private Change of Control, then the determination of the Applicable TB/AS Sell-Down Percentage will be made by the Committee using a methodology, adopted by the Committee in its sole reasonable discretion, that allows for the comparison contemplated by the foregoing clause (1) to be made in a fair and equitable manner notwithstanding the change in number and type of R1 Ownerships Interests owned by TowerBrook or Ascension.
(iii)    “Ascension R1 Ownership Interests” means the R1 Ownership Interests owned directly or beneficially by Ascension, other than (A) any R1 Ownership Interests of which Ascension is deemed to have beneficial ownership but in which Ascension has no pecuniary interest and (B) any R1 Ownership Interests purchased by Ascension from TowerBrook.
(iv)    “Common Share Equivalent” means, as of any time of determination, (A) in the case of any shares of preferred stock issued by the Company that are convertible into shares of Common Stock, the number of shares of Common Stock into which such preferred shares are convertible as of such time; and (B) in the case of any options, warrants or other securities issued by the Company that are exercisable or exchangeable for shares of Common Stock, the number of shares of Common Stock into or for which such options, warrants or other securities are exercisable or exchangeable as of such time of determination, but only if such options, warrants or other securities are “in-the-money” as of such time of determination.
(v)    “Customer Transferee” means any customer of the Company that acquires R1 Ownership Interests from Ascension, TowerBrook or any TB/AS Co-Investment Vehicle (including any Person who becomes a customer upon the consummation of such acquisition), other than any such acquisition that constitutes a Change of Control.
(vi)    “R1 Ownership Interests” means, collectively, (A) any shares of Common Stock issued by the Company, (B) any shares of preferred stock issued by the Company that are not convertible into or exchangeable for shares of Common Stock, (C) the Common Share Equivalent of any shares of preferred stock issued by the Company that are convertible into or exchangeable for shares of Common Stock, (D) the Common Share Equivalent of any options, warrants or other securities issued by the Company that are exercisable or exchangeable for shares of Common Stock, and (E) any securities of the Company or any other Person that are issued in exchange for, or in respect of, the securities referenced in the foregoing clauses (A)-(D), including, without limitation, in connection with any “roll-over” or recapitalization effected as part of a Take Private Change of Control (the securities, described in this clause (E) being referred to herein as “Exchange Securities”). For purposes of this definition, the term “Company” shall mean (1) R1 RCM Inc., (2) any successor to R1 RCM Inc. (by merger or otherwise), (3) any subsidiary of R1 RCM Inc. or any such successor, and (4) any entity that, directly or indirectly, owns a majority of the equity interests of R1 RCM Inc. or of any such successor (including, without limitation, any such entity that, as a result of a Take Private Change of Control, becomes a direct or indirect parent entity of R1 RCM Inc. or of any such successor).

(vii)    “TB/AS Co-Investment Vehicle” means any entity that is owned, directly or indirectly, by both Ascension and TowerBrook and that holds any R1 Ownership Interests. As of the Grant Date, TCP-ASC ACHI Series LLLP is a TB/AS Co-Investment Vehicle, of which 45% of the R1 Ownership Interests owned by it are economically beneficially owned by Ascension and 55% of the R1 Ownership Interests owned by it are economically beneficially owned by TowerBrook.
(viii)    “TowerBrook R1 Ownership Interests” means, as of any date of determination, the R1 Ownership Interests owned directly or beneficially by TowerBrook as of such date of determination, other than any R1 Ownership Interests of which TowerBrook is deemed to have beneficial ownership but in which it has no pecuniary interest.
(ix)    “Transfer” means any sale, transfer, assignment or other disposition, and the term “Transferred” has the corresponding meaning.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, any shares of Common Stock delivered to the Participant pursuant to Section 3 (other than those withheld pursuant to Section 10(a)) (the “PBRSU Shares”), will be subject to the Transfer Restrictions as set forth in Section 4 in the same manner as such Transfer Restrictions apply to the Granted PBRSUs (the “PBRSU Shares Transfer Restrictions”), provided that (i) if, on any date of determination, the portion of PBRSU Shares that have been Transferred by the Participant (as a percentage of the Participant’s total PBRSU Shares) is less than the Applicable TB/AS Sell-Down Percentage, then the Participant may Transfer up to such number of PBRSU Shares that would result in the portion of the PBRSU Shares that have been Transferred by the Participant (as a percentage of the Participant’s total PBRSU Shares) equaling the Applicable TB/AS Sell-Down Percentage; and (ii) in addition to the exceptions to the Transfer Restrictions set forth in Section 4, the PBRSU Shares Transfer Restrictions will lapse in respect of the number of PBRSU Shares determined as follows: (A) as to 100% of the PBRSU Shares upon the occurrence of a Change of Control other than a Take Private Change of Control; and (B) as to 100% of the PBRSU Shares upon termination of the Participant’s employment with the Company (1) by the Company due to a termination without Cause, or (2) by the Participant for Good Reason. Notwithstanding the foregoing, in the event that the Participant receives Take Private Change of Control Consideration or Cash Payments, then (A) any Cash Payments and any of the Participant’s Take Private Change of Control Consideration in the form of cash (other than cash withheld pursuant to Section 10(a)) will be deposited into escrow with the Company, (B) any Cash Payments and any Take Private Change of Control Consideration shall be subject to the same transfer restrictions (or release from escrow, in the case of cash) as described in the immediately preceding sentence with respect to the PBRSU Shares mutatis mutandis to reflect the applicable type of consideration comprising the Cash Payments and Take Private Change of Control Consideration, (C) such transfer restrictions (or escrow arrangement, in the case of cash) will apply to the PBRSU Shares, any Cash Payments, and any Take Private Change of Control Consideration (collectively, Participant’s “PBRSU-Related Holdings”) on a combined basis, and (D) with respect to the amount of the Participant’s PBRSU-Related Holdings that Participant is entitled to transfer (or claim from escrow, as the case may be), the Participant shall have sole discretion as to in what proportion, and in what order, such amount is allocated among the various types of the Participant’s PBRSU-Related Holdings.
(c)    For purposes of applying Sections 5(b):
(i)    in the case of any Transfer of R1 Ownership Interests by any TB/AS Co-Investment Vehicle, such Transfer will be deemed to have been a Transfer by Ascension and/or TowerBrook, as applicable, of a portion of the corresponding Ascension R1

Ownership Interests and/or a portion of the corresponding TowerBrook R1 Ownership Interests, respectively, as determined in good faith by the Committee based on the extent to which Ascension and/or TowerBrook had an economic beneficial ownership interest in such R1 Ownership Interests that were Transferred by the TB/AS Co-Investment Vehicle; and
(ii)    in the case of any Transfer by TowerBrook or Ascension of any portion of its interest in any TB/AS Co-Investment Vehicle, such Transfer will be deemed to have been a Transfer by TowerBrook or Ascension of that same portion of the TowerBrook R1 Interests or Ascension R1 Interests, as applicable, that were economically beneficially owned by TowerBrook or Ascension through such TB/AS Co-Investment Vehicle as of immediately prior to the consummation of such Transfer, as determined in good faith by the Committee.
6.    Clawback. Notwithstanding the vesting of any Granted PBRSUs, in the event of (i) a termination of the Participant’s employment for Cause pursuant to subsection (B), (C), or (E) of the definition of Cause, with subsection (E) modified by replacing the word “expense” with “material expense” (each, a “Specified Cause Event”), (ii) the Participant’s resignation during an investigation by the Company into a potential Specified Cause Event, or (iii) a determination by the Company, within 180 days following the Participant’s resignation for any reason, that the Company had grounds to terminate the Participant for a Specified Cause Event (each of (i), (ii), and (iii), a “Clawback Event”), then (x) all PBRSU Shares (or other PBRSU-Related Holdings) then held by the Participant will be immediately forfeited by the Participant for no consideration and (y) to the extent that the Participant has sold or disposed of any PBRSU Shares (or other PBRSU-Related Holdings other than cash consideration received in connection with a Take Private Change of Control) prior to the occurrence of the Clawback Event, the Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the PBRSU Shares or such other PBRSU-Related Holdings (it being understood that the foregoing remedies shall not be exclusive).
7.    Restrictive Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Agreement.
8.    Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Granted PBRSU unless and until the Participant has become the holder of record of PBRSU Shares. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each Granted PBRSU, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash only if and when the PBRSU Shares underlying the Granted PBRSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Granted PBRSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock only if and when the PBRSU Shares underlying the Granted PBRSUs are delivered to the Participant in accordance with the provisions hereof. If the Granted PBRSUs are forfeited in accordance with this Agreement, then the foregoing book entry account shall automatically and at the same time also be forfeited without any payment or consideration to the Participant in respect thereof.

9.    Provisions of the Plan. This Agreement is subject to the provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Granted PBRSUs awarded hereunder), a copy of which is furnished to the Participant with this Agreement. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
10.    Tax Matters.
(a)    Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Granted PBRSUs, any Cash Payments, or any Take Private Change of Control Consideration. On each date on which the Granted PBRSUs vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the Granted PBRSUs that vest on such date. The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which Granted PBRSUs vest under this Agreement, such number of shares that are issuable on such date as have a fair market value (calculated using the last reported sale price of the Common Stock of the Company on the New York Stock Exchange or the NASDAQ, as applicable (or, if the Company’s Common Stock is not then traded on the New York Stock Exchange or the NASDAQ, then on any other United States stock exchange upon which the Company’s Common Stock is then listed, or otherwise as reported through the facilities of the OTC Markets Group, Inc.) on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Granted PBRSUs (such withholding method, a “Surrender”), unless, prior to any vesting date, the Committee determines that a Surrender shall not be available to the Participant, in which case, the Participant shall be required to satisfy the Participant’s tax obligations hereunder in a manner permitted by the Plan upon the vesting date.
(b)    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Granted PBRSUs are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent as is reasonable under the circumstances.
11.    Restrictive Covenants.
(a)General. This Award represents a substantial economic benefit to the Participant. The Participant, by virtue of the Participant's role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and the Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.
(b)Non-Solicitation. During the period in which the Participant performs services for the Company and for a period of eighteen months after the Participant ceases to perform services for the Company, regardless of the reason, the Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:
(i)     hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve-month period immediately preceding the cessation of the Participant’s service with the Company; or
(ii)     solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.
(c)Non-Disclosure.
(i)     The Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after the Participant’s relationship with the Company, the Company’s Confidential Information (as defined below), as long as such matters remain Confidential Information.
(ii)     This Agreement shall not prohibit the Participant from (A) revealing evidence of criminal wrongdoing to law enforcement, (B) disclosing or discussing concerns regarding regulatory or legal compliance with any governmental agency or entity to the extent that such disclosures or discussions are protected under any whistleblower protection provisions of Federal or state laws or regulations or (C) divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction. However, in the case of foregoing clause (C), the Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.
(d)Return of Company Property. The Participant agrees that, in the event that Participant’s service to the Company ceases for any reason, the Participant shall immediately return all of the Company’s property, including without limitation, (i) computers, tablets, phones, printers, key cards, documents or any other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and the Participant shall not retain in the Participant’s possession any copies of such information.
(e)Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then the Participant hereby irrevocably assigns and agrees to quitclaim any and all of the Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Participant whatsoever. The Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Participant has any rights in the results and proceeds of the Participant’s services that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which the Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.
(f)Non-Competition. During the time in which the Participant performs services for the Company and for a period of twelve months after the cessation of the Participant’s service to the Company, regardless of the reason, the Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area (as defined below), own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business”. For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (i) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (ii) engaged in any other business or activity in which the Company is engaged during the term of the Participant’s employment. Notwithstanding anything to the contrary, nothing in this Section 11(f) prohibits the Participant from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded, so long as the Participant has no active participation in the business of such corporation. Notwithstanding the foregoing, the post-employment period of the covenant set forth in this Section 11(f) shall not apply to the Participant if the enforcement of such covenant is prohibited by applicable law.
(g)Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Participant agrees and acknowledges (i) that the Company is currently engaging in business and actively marketing its services and products throughout the United States, (ii) that the Participant’s duties and responsibilities for the Company are co-extensive with the entire scope of the Company's business, (iii) that the Company has spent significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, customer lists, long term customer relationships and trade secrets, and (iv) that such methods, technology, customer lists, customer relationships and trade secrets have significant value.
(h)Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that (i) any PBRSU Shares issued by the Company to the Participant pursuant to this Agreement shall be forfeited for no consideration, (ii) in the event that the Participant sold the PBRSU Shares issued to the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the price at which the Participant sold the shares, and (iii) in the case of unvested Granted PBRSUs, such unvested Granted PBRSUs will automatically be forfeited for no consideration.
(i)Severability; Modification. It is expressly agreed by the Participant that:
(i)     Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible; and
(ii)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
(j)Non-Disparagement. The Participant agrees not to disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers or engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.
(k)Definitions.
(i)     “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which (A) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or (B) is suggested by or results from any task assigned to the Participant by the Company or work performed by the Participant for or on behalf of the Company. Confidential Information shall not be considered generally known to the public if the Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.
(ii)     Restricted Area. As used in this Agreement, the term “Restricted Area” shall mean the United States of America.
12.    Miscellaneous.
(a)    Compliance with Laws. The grant of Granted PBRSUs and any issuance of PBRSU Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue any PBRSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the Granted PBRSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
(b)    Authority of Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Committee with respect to this Agreement shall be made in the Committee’s discretion and shall be final and binding on the Participant.
(c)    No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Granted PBRSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.
(d)    Acquired Rights. The Participant acknowledges and agrees that: (i) the Company may terminate or amend the Plan at any time; (ii) the award of the Granted PBRSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (iii) no past grants or awards (including, without limitation, the Granted PBRSUs) give the Participant any right to any grants or awards in the future whatsoever; and (iv) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
(e)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of law provisions.
(f)    Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 11 shall be subject to and determined under Delaware law and adjudicated in Illinois courts.
(g)    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel or

Chief Executive Officer of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
(h)    Headings; Section References. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. Except as provided otherwise in this Agreement, a reference to any Section is a reference to a Section of this Agreement.
(i)    Counterparts. This Agreement may be executed in one or more counterparts (including in pdf format or by other electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
(j)    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
(k)    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns and the Participant and his permitted assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.
(l)    Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
(m)    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
R1 RCM INC.

By:    /s/ M. Sean Radcliffe
M. Sean Radcliffe
EVP, General Counsel

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT ACCEPTANCE

/s/ Joseph Flanagan
Joseph Flanagan

Signature Page to Grant of Performance Based Awards